Exhibit 4.64

Memorandum of Understanding

of

Equity Transfer and Incentive

PARTY A: JINAN YUANTEL COMMUNICATION TECHNOLOGY PARTNERSHIP (LIMITED PARTNERSHIP)

Address: Room 1-1003, Building 8, Area 1, Lashannanyuan Community, Huaiyin District, Jinan City

Managing Partner: Lei Wang

PARTY B: BEIJING BIG CLOUD CENTURY NETWORK TECHNOLOGY CO.,LTD.

Address: Block A Building B23, BOE Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing City

Legal Representative: Lei Wang

PARTY C: YUANTEL (BEIJING) INVESTMENT MANAGEMENT CO., LTD.

Address: Block A Building B23, BOE Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing City

Legal Representative: Chan Pat Sek Yue

PARTY D: BORQS BEIJING LTD.

Address: Room 104 Floor 1 Building 82, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing City

Legal Representative: Chan Pat Sek Yue

WHEREAS:

1.	Party A is a limited partnership formed by the actual operation and management team of Party C. Party A signed the Equity Transfer Agreement of 25% equity of Party C with relevant Parties in March 2018, and shall hold 25% equity of Party C after the performance of the agreement.

2.	Party B holds 75% equity of Party C, and the relevant natural person shareholders of Party B signed the Equity Pledge Agreement on October 18, 2016 to pledge all the equity of Party B to Party D, who is the actual controller of Party B.

3.	Party D and Party B intended and authorized Party A to find investors to purchase the 45% equity of Party C held by Party B. In order to motivate Party C's actual operation manager, namely Party A, Party D and Party B promised that if Party A found an investor to sign agreement of purchasing 45% equity of Party C held by Party B with a total valuation of no less than RMB 180 million yuan before June 30, 2019, Party D should authorize Party B to transfer the 10% equity of Party C held by Party B to Party A at the price of RMB 10 yuan as an incentive.

Now therefore, the Parties hereby agree and accept the following agreements and arrangements:

1.	The Board of Directors of Party D has approved to Party B authorize Party A to find investors to purchase 45% equity of Party C held by Party B and fully authorized Party B to sign and execute the Equity Transfer Agreement concerning 45% equity of Party C.

2.	The Board of Directors of Party D has approved Party B’s Equity Incentive Plan in which Party A receives shares in exchange for its securing investors who purchase the 45% of Party C equities owned by Party B, and has fully authorized Party B to sign and execute relevant agreements with Party A: If Party A found an investor to purchase no less than 45% equity of Party C held by Party B with a total valuation of no less than RMB 180 million yuan before Jun 30 in 2019 and sign the Equity Transfer Agreement, Party B and Party A shall sign the Equity Transfer Agreement for the remaining 10% equity of Party C held by Party B at the price of RMB 10 yuan. After the completion of the performance of all relevant agreements, the equity ratio of Industrial and Commercial Registration after the equity change is: Party A holds 55% equity of Party C. The investor, that is, the acquirer of the 45% equity of Party C, holds 45% of the equity of Party C, while Party B no longer holds any equity of Party C.

3.	Upon mutual consent of the Parties, Party A and Party B shall conduct the Change of Industrial and Commercial Registration after Party B receives 50% of consideration of equity transfer of the 45% equity of Party C paid by the new investor. The Parties promise to do their best to cooperate with the Industrial and Commercial change.

4.	The formation, validity, interpretation, performance and dispute resolution of this Agreement are governed by the laws of the People's Republic of China. Any dispute arising from the performance of this Agreement shall be settled by both Parties through friendly negotiation. If no agreement can be reached, any Party can file a lawsuit in Beijing Chaoyang District People's Court.

5.	This Agreement shall become effective upon being signed and sealed by the Parties hereto. For matters not covered herein, the Parties in this Agreement shall enter into a supplementary agreement as an appendix. This Agreement is made in three originals, one for each Party, each of which will be considered an original, but all of which together will constitute one and the same instrument. Both of them have the same legal effect.

6.	If the contents of other agreements signed by the Parties are inconsistent with this Memorandum, this Memorandum shall prevail.

(No text below, the signing page of this Agreement)

(There is no text below, signature page to the agreement)

Party A: Jinan Yuantel Communication Technology Partnership (Limited Partnership)

/s/ Lei Wang

Lei Wang, its Managing Partner

Party B: Beijing Big Cloud Century Network Technology Co.,Ltd.

/s/ Lei Wang

Lei Wang, its Legal Representative

Party C: Yuantel (Beijing) Investment Management Co., Ltd.

/s/ Pat Sek Yuen Chan

Pat Sek Yuen Chan, its Legal Representative

Party D: Borqs Beijing Ltd.

/s/ Pat Sek Yuen Chan

Pat Sek Yuen Chan, its Legal Representative

Signing Date: November 8, 2018

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